EXHIBIT 99.1

For Immediate Release

NEW YORK, NY, February 27, 2023 ‑ Mercer International Inc. ("Mercer" or the "Company") (Nasdaq: MERC) today announced that David Ure, who has served as CFO and Secretary since 2015, will be leaving the Company effective June 1, 2023.

Mercer has promoted its Vice President, Controller, Richard Short, to succeed Mr. Ure as Chief Financial Officer and Secretary.

Mr. Ure will step down from his current executive duties after more than seven years as CFO and over 17 years in all with the Company. Mr. Ure will continue as an advisor until the end of August, 2023 to assist Mr. Short and Mercer to facilitate a smooth transition.

Juan Carlos Bueno, Chief Executive Officer, said, "On behalf of the full Board, I would like to thank David for his many years of leadership and tireless service to Mercer as CFO and previously as Vice President, Finance. He has been a key leader of Mercer's finance team and integral part of our growth. We sincerely appreciate David's contributions and his support through the transition process and wish him all the best going forward."

Mr. Ure stated, "I have served in executive leadership at Mercer for over 17 years. I feel this is the right time for me to step away. I have been proud and fortunate to work with an outstanding and dedicated Mercer team. As a leading global forest products company, Mercer is well-positioned to leverage its world class operations and strategic position to enhance value for all of its stakeholders. I also want to thank our Board

____________________

*Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States ("GAAP") and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. See page 6 of the financial tables included in this press release for a reconciliation of net income to Operating EBITDA.

of Directors, shareholders and other stakeholders for their continual support. I'm confident that Richard will be an excellent CFO for Mercer."

Mr. Short said: "I am honored to continue with Mercer in my new position as CFO and look forward to continuing to work with my talented colleagues to enhance the success of the Company."

Mr. Short, 55, has extensive experience and a proven track record in finance, accounting and the forest products industry over a 30-year career. He most recently served from 2014 to the present date as Mercer's Vice President, Controller. Prior to that, from 2006 to February, 2014, he served in a number of positions with the Company, including as Director, Corporate Finance and Controller, Financial Reporting. Previously he served as Director, Corporate Finance with Catalyst Paper Corporation and Assistant Controller at The Alderwoods Group Inc.

Mr. Short holds a Bachelor of Arts in Psychology from the University of British Columbia and has been a member of the Chartered Professional Accountants of Canada since 1993.

Mercer International Inc. is a global forest products company with operations in Germany, the USA and Canada with consolidated annual production capacity of 2.3 million tonnes of pulp, 960 million board feet of lumber, 140 thousand cubic meters of cross-laminated timber, 17 million pallets and 150,000 metric tonnes of wood pellets. To obtain further information on the company, please visit its web site at https://www.mercerint.com.

The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from forecasted results. Words such as "expects", "anticipates", "are optimistic that", "projects", "intends", "designed", "will", "believes", "estimates", "may", "could" and variations of such words and similar expressions are intended to identify such forward-looking statements. Among those factors which could cause actual results to differ materially are the following: the highly cyclical nature of our business, raw material costs, our level of indebtedness, competition, foreign exchange and interest rate fluctuations, our use of derivatives, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our SEC reports.

APPROVED BY:

Jimmy S.H. Lee

Executive Chairman

(604) 684-1099

Juan Carlos Bueno

Chief Executive Officer

(604) 684-1099